Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Amendment No. 1 to Registration Statement on Form S-4, to which this consent is an exhibit, filed by Enterprise Financial Services Corp (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated August 20, 2020, by and among the Registrant, Enterprise Bank & Trust, Seacoast Commerce Banc Holdings and Seacoast Commerce Bank), and to the filing of this consent as an exhibit to the Registration Statement.

Date: September 25, 2020

By:	/s/ Richard M. Sanborn

Name: Richard M. Sanborn